For More Information:
Matt Murtha
Director of Sales & Marketing
Phone: (585)-786-4378
E-mail: mtmurtha@five-starbank.com

FOR IMMEDIATE RELEASE

Five Star Bank plans for future expansion in the Greater Rochester Market; Two new branches and new jobs.

Warsaw, NY – October 16, 2007 – Five Star Bank announced today that it has applied with the New York State Banking Department to introduce two new full-service Five Star Bank branches in the Towns of Greece and Henrietta. The new branches would be located in an existing Wegmans plaza on Ridge Road in Greece and in a new Wegmans plaza on Calkins Road in Henrietta. Subject to receiving New York State Banking Department and local approvals, it is anticipated that the new branches would open in the late spring of 2008.

“This is a very exciting opportunity for Five Star Bank to expand in the Rochester area,” said Peter G. Humphrey, president and CEO. “We have been looking for the right locations to expand as part of our long-term growth strategy, we are placing a renewed emphasis on the greater Rochester market, which will allow us to better serve our customers and expand our footprint into the Monroe County area.”

The new branches would create an additional 12 jobs in Monroe County and would serve a growing number of customers in the Rochester Metropolitan Area. Monroe County Executive Maggie Brooks considers the plans to be more positive growth for the County.

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“Five Star Bank is an important part of our local and regional economy. I thank them for their ongoing commitment to investing in our community and creating jobs in Monroe County,” said Brooks.

A full range of consumer and business banking services would be available at the new locations, including money markets, CDs, home equity loans, checking accounts, auto loans, and mortgage loans. In addition, the branches would offer customers 24-hour ATM access, and convenient lobby hours.

“Introducing two new branches to the Rochester area will help improve customer accessibility and allow us to continue our long-standing tradition of community banking,” said Five Star Bank CEO and President, Peter G. Humphrey.

The new expansion plans follow a Five Star Bank expansion into Monroe County earlier this year when the company opened the Five Star Bank Loan Support Services Center in Tobey Office Park in Pittsford that will potentially introduce 100 new jobs to the county over the next few years. That expansion was aimed at improving efficiency and ensuring quality customer service across Five Star Bank’s market area, including Rochester.

ABOUT FIVE STAR BANK – With $1.9 billion in assets, Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of 50 offices and over 70 ATMs in 14 Western and Central New York State counties, and employs over 690 people. The bank and affiliates of its parent company, Financial Institutions, Inc (FII), also provide diversified financial services to its customers and clients, including brokerage and insurance. More information on Five Star Bank is available through the company web site at www.five-starbank.com. More information on FII and its subsidiaries is available at www.fiiwarsaw.com.

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